Exhibit 2.1

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

This AMENDMENT, dated as of March 1, 2018 (this “Amendment”) to the Transaction Agreement (the “Agreement”), dated as of February 21, 2017, by and among The National Titanium Dioxide Company Limited (“Cristal”), Tronox Limited (“Tronox”) and, solely for certain purposes, Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Seller” and together with Cristal and Tronox, the “Parties”) is made by and among the Parties.

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 12.01 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment;

WHEREAS, the Parties desire to extend the End Date (as defined in the Agreement) and include such additional terms as set forth herein.

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1.          Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2.          Amendments to Article VIII of the Agreement.

2.1          Section 8.01(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)          if the Closing has not occurred on or before June 30, 2018 (the “End Date”); provided that if on the End Date (and any subsequent “End Date” as has been extended in accordance with this proviso) any of the conditions set forth in Section 7.01(c) or Section 7.01(e) (to the extent relating to the matters set forth in Section 7.01(c)) (the “Antitrust Conditions”) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the End Date shall be automatically extended to: first, September 30, 2018, then December 31, 2018 and then finally March 31, 2019 (if the Antitrust Conditions are not by each of such dates then satisfied, but provided that such conditions then remain capable of being satisfied), and such date shall thereafter become the End Date for purposes of this Agreement; provided further that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if such failure of the Closing to occur on or before the End Date (as the same has been extended pursuant to this Section 8.01(b)(i)) is primarily the result of the failure of the Party seeking to terminate this Agreement to perform in any material respect any of its obligations under this Agreement; ”

2.2          A new Section 8.01(e) is hereby added to the Agreement immediately following Section 8.01(d) (and the period at the end of Section 8.01(d) shall be replaced with “; or”) as follows:

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“(e)         by Tronox, if Tronox, acting reasonably and in good faith and after consultation with its outside legal counsel, determines that either of the Antitrust Conditions is not reasonably likely to be able to be satisfied (taking into account the expectations of the Parties as at the date of this Amendment), despite Tronox’s reasonable best efforts to satisfy the Antitrust Conditions as required under Section 6.03.”

2.3          A new Section 8.02(c) is hereby added to the Agreement immediately following Section 8.02(b) (and the current Section 8.02(c) and subsequent subsections of Section 8.02 shall be re-lettered accordingly) as follows:

“(c)         In the event that this Agreement is terminated (x) on or after March 31, 2019 by Tronox or Cristal pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii) (to the extent relating to the matters set forth in Section 7.01(c)) and on the date of such termination all of the conditions to Closing set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived, other than (A) the Antitrust Conditions, (B) the condition set forth in Section 7.01(d) (relating to financing) and (C) those conditions that are by their nature to be satisfied at the Closing (but, in the case of clause (C), which conditions are reasonably capable of being satisfied if the Closing Date were the date of such termination) or (y) on or after January 1, 2019 by Tronox pursuant to Section 8.01(e), then Tronox shall promptly, but in no event later than three Business Days after the date of such termination, pay to Cristal a nonrefundable fee equal to $60,000,000 (the “Regulatory Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Cristal to Tronox for such purpose (it being understood that in no event shall Tronox be required to pay the Regulatory Termination Fee on more than one occasion or both the Regulatory Termination Fee and the Tronox Termination Fee); provided that Cristal shall not be entitled to receive the Regulatory Termination Fee if Cristal is then in material breach of any of its covenants or agreements contained in this Agreement.”

2.4          In Section 8.01(b)(ii), the words “Section 7.01(f)” shall be replaced with “Section 7.01(e)”.

Section 3.          Other Amendments.

3.1          Section 5.01(b)(v) of the Agreement is hereby amended to add the words “or IFRS” immediately after the words “Saudi GAAP”.

3.2          Section 6.33 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 6.33   R&W Policy.  Promptly following March 1, 2018, the Parties shall negotiate in good faith with the insurers under the R&W Policy modifications to such R&W Policy in light of the expected timing of Closing, with a view to obtaining at Closing pricing and other terms under the R&W Policy that are mutually acceptable to the Parties.  Cristal and its Subsidiaries will take reasonable steps reasonably necessary to permit the insurer to continue in effect the R&W Policy and facilitate such modifications (including by participating in any bring-down due diligence process that may be required in respect thereof).”

3.3          Section 12.03 of the Agreement is hereby amended as follows:

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(a)        The definition of “Accounting Principles” is amended and restated in its entirety as follows: “‘Accounting Principles’ means the accounting principles, practices and methodologies set forth in Exhibit D or, to the extent not set forth or reflected therein, IFRS.”

(b)        The definition of “Cash and Cash Equivalents” is deleted in its entirety.

(c)        The definition of “Target Maximum Working Capital” is amended and restated in its entirety as follows: “‘Target Maximum Working Capital’ means 17.0% of the LTM Net Sales at Closing plus $387 million.”

(d)        The definition of “Target Minimum Working Capital” is amended and restated in its entirety as follows: “‘Target Minimum Working Capital’ means 16.5% of the LTM Net Sales at Closing plus $372 million.”

3.4          Paragraph 3 of Exhibit D to the Agreement is amended and restated in its entirety as follows:

“3.          To the extent not otherwise addressed in paragraphs (1) and (2) above, accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques shall be consistent with IFRS.

3.5          Each of Exhibit A and Exhibit G to the Agreement is hereby replaced in its entirety with Exhibit A and Exhibit G, respectively, attached hereto.

Section 4.          Representations and Warranties.

4.1          Each of Cristal and the Seller hereby represents and warrants to Tronox as follows: such Party has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by Cristal and the Seller and the consummation by Cristal and the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action.  This Amendment has been duly and validly executed and delivered by Cristal and the Seller and, assuming the due authorization, execution and delivery hereof by Tronox, constitutes a legal, valid and binding obligation of Cristal and the Seller enforceable against such Parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.2          Tronox hereby represents and warrants to Cristal and the Seller as follows: Tronox has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by Tronox and the consummation by Tronox of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Tronox. This Amendment has been duly and validly executed and delivered by Tronox and, assuming the due authorization, execution and delivery hereof by Cristal and the Seller, constitutes a legal, valid and binding obligation of Tronox enforceable against Tronox in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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Section 5.          General Provisions.

5.1          All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

5.2          After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment, all references in the Cristal Disclosure Letter or the Tronox Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement, the Cristal Disclosure Letter or the Tronox Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to February 21, 2017.

5.3          This Amendment and the Agreement (including the Schedules and Exhibits hereto and thereto and the Cristal Disclosure Letter and the Tronox Disclosure Letter) and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

5.4          The provisions of Article XII (General Provisions) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:	/s/ Talal Al-Shair
	Name:	Dr. Talal Al-Shair
	Title:	Chairman of the Board of Directors

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:	/s/ Moazzam A. Khan
	Name:	Moazzam A. Khan
	Title:	Director

By:	/s/ Stephen A. Box
	Name:	Stephen A. Box
	Title:	Director

TRONOX LIMITED

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	President & CEO

Exhibit A

See attached.

EXHIBIT A

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [●], by and between Tronox Limited, a company incorporated and existing under the laws of the State of Western Australia (the “Company”), Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Co-op”), The National Titanium Dioxide Company Limited (“NTDC”), a limited liability company registered in the Kingdom of Saudi Arabia (together with the Co-op, “Cristal”) and, solely for purposes of Sections 3.1, 3.2, 3.3, 4.3 and 7.3 and Articles I, II and IX, [●].1

W I T N E S S E T H:

WHEREAS, the Company and Cristal are parties to a Transaction Agreement dated as of February 21, 2017, as amended by Amendment No. 1 to the Transaction Agreement, dated as of March 1, 2018 (as it may be amended from time to time, the “Transaction Agreement”);

WHEREAS, the obligations of the parties to consummate the transactions contemplated by the Transaction Agreement are conditioned upon, among other items, this Agreement being duly executed by each party hereto; and

WHEREAS, the Company and the Shareholder desire to enter into this Agreement in order to establish certain rights, restrictions and obligations of the Shareholder, as well as to set forth certain corporate governance and other arrangements relating to the Company and the Class A Shares held by the Shareholder following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1         Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” of any Person means an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, the Shareholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

[1]	To include all the underlying shareholders of NTDC.

“Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to administer the applicable underwritten offering and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve (12)-month period.

“Beneficially Own” and words of similar import shall have the meaning ascribed to such terms pursuant to Rule 13d-3 under the Exchange Act (provided, however, that, for purposes of calculating “beneficial ownership” with respect to the restrictions set forth under Section 3.1, a Person shall additionally be deemed to be the beneficial owner of (i) any Voting Securities or other securities of the Company that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights (but excluding the pre-emptive rights granted hereunder) or other securities convertible into Voting Securities or other securities of the Company, whether such acquisition may be made within sixty (60) days or a longer period and (ii) any securities of the Company to which such Person has any economic exposure, including through any derivative transaction, that gives such Person the economic equivalent of ownership of an amount of securities of the Company due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities of the Company, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of such securities of the Company, in any case without regard to whether (x) such derivative conveys any voting rights in such securities of the Company to such Person, (y) the derivative is required to be, or capable of being, settled through delivery of such securities of the Company or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of such securities of the Company).  For the avoidance of doubt, references to the “Company” in this definition shall include any successor entity to the Company.

“Board” shall mean the board of directors of the Company in office at the applicable time.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Perth, Australia, or New York City, New York, United States.

“Change of Control” shall mean, with respect to any Person, in one or a series of related transactions, (a) the sale or other disposition of all or substantially all of such Person’s assets to any other Person, (b) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of such Person to any other Person, (c) the merger, amalgamation or consolidation of such Person with or into another Person or similar transaction with the effect that another Person(s) (other than such Person’s existing shareholders prior to such transaction) Beneficially Owns, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such transaction, or (d) the liquidation or dissolution of such Person.

“Claims” shall have the meaning assigned to such term in Section 6.1(a).

“Closing Date” has the meaning give to that term in the Transaction Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Co-op” shall have the meaning assigned to such term in the preamble hereto.

“Class A Share” has the meaning given to that term in the Constitution.

“Class B Share” has the meaning given to that term in the Constitution.

“Committee” shall have the meaning assigned to such term in Section 4.1.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Constitution” shall mean the Company’s constitution, as the same may be amended or amended and restated from time to time.

“Controlled Affiliate” shall mean, with respect to the Shareholder, any Person that, directly or indirectly through one or more intermediaries, is controlled by the Shareholder. The Shareholder shall be deemed to “control” another Person if the Shareholder possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporations Act” shall mean the Corporations Act 2001 (Cth), as amended.

“Cristal” shall have the meaning assigned to such term in the preamble hereto.

“Cut-off Time” shall have the meaning assigned to such term in Section 3.4(b).

“Delaware Courts” shall have the meaning assigned to such term in Section 9.5(b).

“Demand Registration” shall have the meaning assigned to such term in Section 5.1(a).

“Director” shall mean any member of the Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any multinational, supranational, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” shall, when used in the context of “any Person or group” or “the offeror’s group”, have the meaning ascribed to such term pursuant to Section 13(d)(3) of the Exchange Act.

“Independent Directors” shall mean, at any time, the members of the Board in office who are not Shareholder Nominees.

“Initial Registration Statement” shall have the meaning assigned to such term in Section 4.2(b).

“Law” shall mean, collectively, any applicable statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any stock exchange on which Voting Securities of the Company are listed (being, on the date hereof, the NYSE).

“Nominating Committee” has the meaning given to that term in the Constitution.

“Nomination Documents” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“Non-Liable Person” shall have the meaning assigned to such term in Section 9.11.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Permitted Issuance” shall have the meaning assigned to such term in Section 7.2(a).

“Permitted Transferee” shall mean (a) any one of [●]2 (or one of their Corporate Affiliates who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder), (b) Controlled Affiliate of the Shareholder who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, (c) nominee or broker of the Shareholder; provided, however, that there is no change in Beneficial Ownership of the shares so Transferred and provided further that concurrently with the Transfer the broker or nominee has executed a standing proxy in accordance with the Constitution in favor of the Company’s chairman for the time being which provides (i) that the Shareholder’s Voting Securities will be counted for quorum purposes but will not be voted in favor of or against any proposal submitted to members at that meeting, (ii) for automatic revocation at the end of the Standstill Period, and (iii) suspension of the proxy for a meeting if (A) the Shareholder deposits a proxy for that meeting in accordance with the Constitution or (B) the Shareholder attends that meeting, or (d) solely with respect to any pledge of the Voting Securities, or the creation of an encumbrance or lien on the Voting Securities, to secure bona fide borrowings, a bank, licensed securities firm, investment bank or pension fund (each, a “Permitted Financial Institution”); provided, however, that (i) it is a condition precedent to enforcement of the pledge, encumbrance or lien that, prior to enforcement, the Permitted Financial Institution executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, including the obligation to ensure that any subsequent Transfer occurs in accordance with Article IV and (ii) the Shareholder has delivered notice of such arrangement to the Company within two (2) Business Days after entering into a contract in respect of such arrangement; provided further, in the case of each of clauses (a) through (d), that such Transfer to a Permitted Transferee is made in compliance with the terms hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” shall have the meaning assigned to such term in Section 5.1(a).

[2]	To include all the underlying shareholders of NTDC.

“Registration Expenses” shall have the meaning assigned to such term in Section 5.5.

“Registration Request” shall have the meaning assigned to such term in Section 5.1(a).

“Registration Statement” shall have the meaning assigned to such term in Section 5.1(b).

“Replacement” shall have the meaning assigned to such term in Section 3.4(a)(v).

“Rule 144” shall have the meaning assigned to such term in Section 4.2(a)

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” shall mean the Co-op and any Person to whom Class A Shares have been transferred in accordance with the terms of this Agreement and who has executed a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder (or, if such Person is already party to this Agreement, such Person need not execute a separate deed of accession, but such Person shall, upon the transfer of Class A Shares to it, be deemed to be bound by all of the provisions of this Agreement as if a Shareholder party hereto), it being understood that the intention of the parties is that the “Shareholder” shall be considered to be Cristal and its Affiliates to whom the Co-op shall have transferred Class A Shares (and further Affiliates to whom such Affiliate shall have transferred Class A Shares), as a collective.

“Shareholder Director” shall initially mean [●] and [●], and any Shareholder Nominee elected to the Board in accordance with Section 3.4 (including any Replacement elected to the Board in accordance with Section 3.4).

“Shareholder Nominee” shall mean any individual proposed by the Shareholder in accordance with the terms of this Agreement to serve on the Board (including any Replacement).

“Short Form Registration” shall have the meaning assigned to such term in Section 5.1(c).

“Special Committee” has the meaning given to that term in the Constitution.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(d).

“Subsidiary” shall mean, with respect to any Person, any other entity of which (a) securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or (b) a majority of the voting or economic interests are at such time directly or indirectly owned by such Person.

“Transaction Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other transfer or disposition (including any spin-off, hedging or derivative transaction or other transaction that, in each case, hedges or transfers, in whole or in part, the economic consequences of ownership, or otherwise) of any Voting Security or any legal, beneficial or economic interest therein, whether or not for value and whether voluntary or involuntary or by operation of law or by transfer of any economic or ownership interest in any Person, directly or indirectly, beneficially owning such Voting Securities. A “Transfer” shall also include, without limitation, a transfer of a Voting Security to a broker or other nominee, or the transfer of, or entering into a binding agreement with respect to, the power (whether exclusive or shared) to vote or direct the voting of such Voting Security by proxy, voting agreement or otherwise.

“Transfer Prohibition Period” shall have the meaning assigned to such term in Section 4.1.

“Voting Power” shall have the meaning specified in Section 610 of the Corporations Act, except that any relevant interest or association arising by virtue of rights set out in the Constitution is to be disregarded.

“Voting Securities” shall mean (a) the Class A Shares (or any class of shares into which the Class A Shares are converted or exchanged), (b) the Class B Shares (or any class of shares into which the Class B Shares are converted or exchanged), and (c) any other equity securities of the Company then entitled to vote generally in the election of Directors.

“Waived Transfer Amount” shall have the meaning assigned to such term in Section 4.2(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1         Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a)        The Company has been duly organized and is a validly existing company limited by shares under the Corporations Act registered under the laws of Western Australia, Australia and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)       This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)        This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by the Shareholder, is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)       The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) Board approval which was obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e)        The execution, delivery and performance of this Agreement by the Company does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which the Company is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents (including the Constitution) or conflict with, or result in a breach or default under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which the Company is a party or by which it is bound.

Section 2.2         Representations and Warranties of the Shareholder. Cristal and [●]3 represent and warrant to the Company, severally and not jointly, as of the date hereof as follows:

(a)        Immediately following consummation of the transactions contemplated by the Transaction Agreement, (i) except for the 37,580,000 Class A Shares issued to, and Beneficially Owned by, the Shareholder pursuant to the Transaction Agreement and the Shareholder’s rights arising under the Transaction Agreement and this Agreement, neither such Person nor any of its Affiliates, (A) Beneficially Owns any Voting Securities, (B) possesses any rights to acquire any Voting Securities or (C) has any Voting Power in the Company; and (ii) (except as expressly contemplated by the terms of this Agreement) the Shareholder owns such Class A Shares free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, the applicable securities laws of any other jurisdiction and the provisions of this Agreement and the Transaction Agreement), options, warrants, rights, calls, commitments, proxies or other contract rights (it being understood that only the Co-op is making the representation in clause (ii)).

(b)       Such Person, if an entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all necessary power and authority and, if a natural Person, has the legal capacity, to enter into this Agreement and to carry out its obligations hereunder.

(c)        This Agreement has been duly and validly authorized by such Person and all necessary and appropriate action has been taken by such Person to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(d)       This Agreement has been duly executed and delivered by such Person and, assuming due authorization and valid execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

[3]	To include all the underlying shareholders of NTDC.

(e)        The execution, delivery and performance of this Agreement by such Person does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) internal approvals applicable to such Person which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(f)         The execution, delivery and performance of this Agreement by such Person does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which such Person is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to such Person or (iii) conflict with, or result in a breach or default under, any term or condition of such Person’s applicable organizational documents or conflict with, or result in a breach or default under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which such Person is a party or by which it is bound.

ARTICLE III

STANDSTILL; VOTING; BOARD REPRESENTATION

Section 3.1         Standstill Restrictions.

(a)        Except (i) for the acquisition of Voting Securities in connection with the consummation of the transactions contemplated by the Transaction Agreement, (ii) as a result of a share distribution or share split made available to holders of Voting Securities generally, or (iii) as specifically permitted by this Agreement (including as contemplated by Section 3.2), during the Standstill Period, Cristal and [●]4 shall not, directly or indirectly, in each case without the prior approval by resolution of a majority of the Independent Directors:

(i)          acquire, offer to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any Voting Securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Voting Securities, if, after such acquisition, such Persons, as a group, will Beneficially Own more than twenty-four percent (24%) of the Voting Securities;

(ii)         make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote or deliver a written consent with respect to, or seek to advise or influence in any manner whatsoever any Person with respect to the voting of, any Voting Securities (other than any of the foregoing done on behalf of the Company), in each case, with respect to the appointment of any Director;

[4]	To include all the underlying shareholders of NTDC.

(iii)        arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any Voting Securities or any securities convertible into or exchangeable or exercisable for any Voting Securities, except for such Voting Securities as are then being offered for sale by the Company;

(iv)       except as contemplated by Section 3.4 of this Agreement, seek, alone or in concert with others, to advise, encourage or influence (including with respect to the nomination of nominees) any Person or group with respect to the voting of any Voting Securities (including any “withhold the vote” or similar campaign with respect to the Company or the Board) with respect to the appointment of any Director; or

(v)        take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (iv) of this Section 3.1, or publicly announce an intention to do, or enter into any arrangement or understanding to do, any of the actions restricted or prohibited under such clauses (i) through (iv) of this Section 3.1.

(b)       For the avoidance of doubt, the restrictions set forth in this Section 3.1 shall not be deemed to restrict (i) any actions taken by the Shareholder Directors solely in their capacity as Directors at any meeting (or action by written consent) of the Board, or any applicable committee of the Board, in a manner permitted by their fiduciary duties as Directors under applicable Law, or (ii) the exercise of the rights attaching to the Shareholder’s Voting Securities in accordance with this Agreement.

(c)        For the avoidance of doubt, subject to compliance with the Constitution and Article IV, in no event shall the restrictions set forth herein be deemed to prohibit, restrict or limit hedging transactions by any of the Persons bound by this Section 3.1 intended to protect against economic price risk with respect to the Voting Securities.

(d)       It is understood and agreed that any action that would be prohibited by Section 3.1(a) solely due to the fact that (i) Cristal and (ii) [●]5 are acting as a “group” or otherwise acting in concert shall not be deemed to violate Section 3.1(a); provided that this Section 3.1(d) does not limit in any respect Article IV.

(e)        “Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the earlier to occur of (i) six (6) months after the date the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, and (ii) the third (3rd) anniversary of the date of this Agreement.

[5]	To include all the underlying shareholders of NTDC.

(f)        The Board has approved an increase in the Voting Power of the Shareholder which occurs in compliance with Section 3.1(a)(i) such that it is exempted from rule 11.3 of the Constitution.

Section 3.2         Termination of the Standstill Restrictions.  The obligations set forth in Section 3.1 shall terminate in the event of (i) the commencement of voluntary or involuntary proceedings (which is not being contested by the Company) to liquidate the Company or any of its material Subsidiaries or the commencement of voluntary or involuntary bankruptcy or insolvency proceedings with respect to the Company or any of its material Subsidiaries or (ii) the adoption of a plan by the Company or any material Subsidiary with respect to any of the foregoing.

Section 3.3         Voting.  During the term of this Agreement, at any meeting of the Company’s shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought or obtained by or from the shareholders of the Company, the Shareholder shall (a) cause all of the Voting Securities Beneficially Owned by the Shareholder to be represented at such meeting for purposes of the presence of a quorum and (b) shall vote or cause to be voted, in person or by proxy, all of such Voting Securities as of the applicable record date until the Shareholder no longer has any nomination rights pursuant to Section 3.4, with respect to any proposal or resolution relating to (i) the election or removal of Directors, (ii) compensation of directors, officers or other employees of the Company (including say-on-pay matters and option grants) and (iii) the engagement of accountants, in each case, as recommended by the Board.

Section 3.4         Board of Directors; Committees.

(a)        The Shareholder shall have nomination rights to the Board as follows:

(i)          For so long as the Shareholder Beneficially Owns (A) 24,900,000 or more Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination two (2) members of the Board to be elected by the class vote of the holders of the Class A Shares and (B) 12,450,000 or more, but less than 24,900,000, Voting Securities (which numbers shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination one (1) member of the Board to be elected by the class vote of the holders of the Class A Shares; provided, however, that if following any amendment or other change to the Constitution or successor governing documents of the Company only a single class of shares is outstanding, the right to designate for nomination members of the Board shall continue to apply until the Cut-off Time.

(ii)         At least forty (40) Business Days prior to an annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Company shall notify the Shareholder of the date of such proposed meeting.  Within ten (10) Business Days of receiving such notification, the Shareholder shall designate for nomination Shareholder Nominee(s) in accordance with Section 3.4(a)(i).  Within five (5) Business Days of receiving such designation, the Company shall notify the Shareholder in writing if the Nominating Committee either (A) intends to recommend to the Company’s shareholders the election of such Shareholder Nominees, or (B) does not intend to recommend to the Company’s shareholders the election of such Shareholder Nominees (provided, however, that the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of a Shareholder Nominee if (1) such Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee).  If the Nominating Committee does not intend to recommend to the Company’s shareholders the election of any such Shareholder Nominee, the Company shall procure that the Nominating Committee promptly notifies the Shareholder of such intention and provides reasonable justification as to why such Shareholder Nominee will not be recommended to the Company’s shareholders.  The Shareholder shall, within five (5) Business Days of being informed of such intention, have the right to designate for nomination alternative Shareholder Nominee(s) (and the Shareholder can provide a list of alternative Shareholder Nominees which are to be considered by the Nominating Committee for recommendation to the Company’s shareholders in descending order of preference) and the Company shall procure that the Nominating Committee considers such alternative Shareholder Nominees.  Again, the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of an alternative Shareholder Nominee if (1) such alternative Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee.

(iii)        Without limiting the specificity of Section 3.4(a)(ii), the Company shall use reasonable best efforts to cause the Board to take all action necessary (including, subject to the Board’s fiduciary duties, recommending the election of Shareholder Nominees to the Company’s shareholders) such that, of the number of Directors nominated for election at each annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Shareholder Nominees designated for nomination in accordance with Section 3.4(a)(i) shall be elected as Directors, subject, in each case, to applicable Law.

(iv)       Upon prior reasonable written notice by the Company to the Shareholder, the Shareholder shall supply to the Company by the time such information is reasonably requested by the Board, the following information insofar as it relates to a Shareholder Nominee: (A) all such information and materials as the Company reasonably requests from other members of the Board as is required to be disclosed in proxy circulars under applicable Law or as is otherwise reasonably requested by the Company from time-to-time from members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements (including, if applicable, any Directors’ questionnaire or similar document); and (B) an executed consent to serve as a Director if so elected from each of the Shareholder Nominees to be named as a nominee in any proxy circular or similar materials for any annual meeting or special meeting of shareholders of the Company (collectively, the “Nomination Documents”).

(v)         If any Shareholder Director resigns from the Board or is rendered unable to, or refuses to, or for any other reason ceases, to serve on the Board, the Shareholder shall be entitled to designate a replacement (a “Replacement”), and, subject to Section 3.4(b), the Company will use its reasonable best efforts to promptly appoint such Replacement as a replacement Shareholder Director to fill the resulting vacancy.  If, despite using its reasonable best efforts to promptly appoint such Replacement, the Company is unable to promptly appoint such Replacement, the Shareholder shall be entitled to designate an alternative Replacement and the provisions of this Section 3.4(a)(v) shall apply mutatis mutandis to such alternative Replacement.  Any such Replacement elected to the Board shall be deemed to be a Shareholder Director for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents as set forth in Section 3.4(a)(iv).

(b)       Upon the first date that the Shareholder Beneficially Owns (i) less than 24,900,000 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly cause one (1) Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board, and (ii) less than 12,450,000 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly following such time (the “Cut-off Time”) cause any Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board.  Subject to Section 3.4(a)(i), the resignation of a Shareholder Director does not prevent such person from being eligible for election or appointment as a Director in the future.

(c)       For so long as such membership is permitted by all applicable Law and stock exchange listing requirements (as determined in good faith by the Board), the Board will cause the number of Shareholder Directors, if any, to serve as members of the various standing committees of the Board (other than the Nominating Committee but including, for the avoidance of doubt, the Corporate Governance Committee) proportional to their representation on the Board, rounded down to the larger of the nearest whole number and one.

(d)       At all times from the date of this Agreement through the termination of their service as a member of the Board, each of the Shareholder Directors shall comply with the qualification requirements applicable to all directors expressly set forth under the Constitution, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s code of business conduct and ethics, securities trading policies, Directors’ confidentiality policy, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees.  Notwithstanding anything to the contrary in the foregoing, each Shareholder Director is authorized to disclose confidential information on a strictly confidential basis to any director, officer or employee of the Shareholder that appointed him or any director, officer or management-level employee of such Shareholder's Affiliates to the extent necessary for the purposes of monitoring and evaluating such Shareholder's participation with the Company.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1         Transfer Restrictions. Except as expressly provided in this Article IV, or in accordance with a written consent granted by a committee of the Board consisting solely of Independent Directors (the “Committee”), for the period beginning on the date hereof and ending on the later of (x) two years after the date hereof or (y) October 1, 2020 (the “Transfer Prohibition Period”), the Co-op shall not Transfer any of the Voting Securities Beneficially Owned by it, other than, following the later of (i) the date that is eighteen (18) months after the date hereof (the “Termination Date”) and (ii) the date on which all claims for indemnification under Section 9.01(a) of the Transaction Agreement asserted in writing by the Company prior to the Termination Date have been finally resolved, to a Permitted Transferee; provided, however, that no such transfer to a Permitted Transferee shall be permitted during the Transfer Prohibition Period if such transfer will result in an “owner shift” under Section 382(g)(2) of the Code with respect to the Company; provided further that except with the express permission of the Company (and following not less than two Business Days’ prior notice thereof provided to the Company), no Transfer by the Co-op or any Permitted Transferee thereof occurring at any time on or before December 31, 2022 shall be permitted if, as a result of such Transfer, the percentage of shares of the Company owned by one or more “5-percent shareholders” (as defined in U.S. Treasury Regulations section 1.382-2T(g)) of the Company would increase by more than forty-five (45) percentage points over the lowest percentage of stock of the Company owned by such shareholders at any time during the three-year period ending on the date of such Transfer (as determined in accordance with the principles of Section 382 of the Code and the U.S. Treasury Regulations promulgated thereunder).  Any Transfer or attempted Transfer of Voting Securities in violation of this Section 4.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.  The Board has approved Transfers made to Permitted Transferees in accordance with this Section 4.1 such that such Transfers are exempted from rule 11.3 of the Constitution.

Section 4.2         Waiver of Transfer Restrictions.

(a)        Notwithstanding the restriction in Section 4.1, during the Transfer Prohibition Period, (i) in accordance with Rule 144 under the Securities Act (or any similar rule then in force) (“Rule 144”), including the volume and manner of sale restrictions of Rule 144, or (ii) under the Initial Registration Statement, the Shareholder may, directly or indirectly, sell or transfer in accordance with all applicable Laws, up to an aggregate of [insert number of shares equal to [4]% of the total number of outstanding Voting Securities immediately after the Closing] Voting Securities, as adjusted for any stock split, reverse stock split or similar transaction (the “Waived Transfer Amount”); provided, however, that promptly following any sale or transfer pursuant to this Section 4.2(a) that is included in the Waived Transfer Amount the Shareholder shall provide to the Company a written notice stating (x) the quantum of Voting Securities subject to such sale or transfer, and (y) the portion of the Waived Transfer Amount allocated to such sale or transfer; provided, further, that the sale or transfer of such Waived Transfer Amount shall not be reasonably expected, based on the advice of an internationally recognized investment bank selected by the Shareholder and approved by the Company (such approval not to be unreasonably withheld), to materially and adversely affect the trading of the Voting Securities of the Company on the NYSE.

(b)       The Company shall file with the SEC reasonably promptly following the date hereof, and in any event within sixty (60) days after the date hereof, a Short Form Registration statement covering the resale of a number of Registrable Securities up to the Waived Transfer Amount (the “Initial Registration Statement”) and shall use its reasonable best efforts to cause such Initial Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, and in any event within one-hundred twenty (120) days after the date hereof.  The Company shall also use its reasonable best efforts to keep such Initial Registration Statement continually effective until all of the Registrable Securities covered by such Initial Registration Statement cease to constitute Registrable Securities.  Notwithstanding the foregoing, the Company shall be entitled to postpone the filing of the Initial Registration Statement or the using of its reasonable best efforts to cause the Initial Registration Statement to be declared effective to the same extent that it is entitled to prohibit sales of Registrable Securities under an effective Registration Statement pursuant to Section 5.1(d) below.  The Company shall be liable for and pay all Registration Expenses in connection with the Initial Registration Statement, regardless of whether such registration is effected.  The provisions of Section 5.3 shall apply mutatis mutandis to the registration of Registrable Securities pursuant to this Section 4.2(b).

(c)        Notwithstanding the restrictions set forth in Sections 4.1 and 4.2(a), beginning on the day following the expiry of the Transfer Prohibition Period, the Shareholder may, subject to Section 4.3, directly or indirectly Transfer any of the Voting Securities held directly or indirectly by it, and Sections 4.1 and 4.2(a) of this Agreement shall be of no further effect.

(d)       The restrictions and limitations on Transfers contained in this Article IV shall not apply to acceptance of any takeover offer for all the Voting Securities in the Company where the Shareholder is not a participant in or a member of the offeror’s group.

Section 4.3        Additional Transfer Restrictions. In addition to the restrictions set forth in Sections 4.1 and 4.2(a), so long as this Agreement has not terminated pursuant to Section 8.1, the Shareholder shall not, other than in connection with a registered public offering, including any underwritten offering or a Change of Control transaction, knowingly Transfer Voting Securities (a) to a Person or group, other than to any Permitted Transferee, who, after such acquisition, would, together with its Affiliates, Beneficially Own in excess of 5% of the outstanding Voting Securities; or (b) on any given day (other than to any Permitted Transferee) in an amount greater than 10% of the average daily trading volume of the Voting Securities for the twenty (20)-day period immediately preceding the date of such Transfer.

Section 4.4         Legend.

(a)        All certificates or other instruments representing the Voting Securities owned by the Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED [●], 2017, BY AND BETWEEN TRONOX LIMITED, CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A., AND, IF APPLICABLE, THE OTHER PARTIES THERETO, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY, WITHOUT COST.

(b)       Within one (1) Business Day after receipt by the Company of a demand by the Shareholder, the Company agrees, in connection with any Transfer of Voting Securities in compliance with applicable Law and as permitted by this Agreement, to remove the aforementioned legend from any certificate or other instrument representing such Voting Securities.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1         Demand Registrations.

(a)       Requests for Registration. At any time following the expiration of the Transfer Prohibition Period, the Shareholder may request in writing that the Company effect the registration under the Securities Act of all or any part of the Registrable Securities held by the Shareholder (a “Registration Request”). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities (as defined below) that have been requested to be registered in the Registration Request. Any registration requested by the Shareholder pursuant to Section 5.1(a) or 5.1(c) is referred to in this Agreement as a “Demand Registration.” As used herein, the term “Registrable Securities” shall mean (i) Class A Shares; (ii) any other shares or securities that the Shareholder may be entitled to receive, or will have received, pursuant to the Shareholder’s ownership of the Class A Shares, in lieu of or in addition to the Class A Shares; and (iii) any shares or securities issued or issuable directly or indirectly with respect to the shares referred to in the foregoing clauses (i) and (ii) by way of conversion or exchange thereof or share distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, in each case held by the Shareholder. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered for sale under the Securities Act pursuant to a Registration Statement (as defined below) and disposed of in accordance with the Registration Statement; (B) they have been sold to the public pursuant to Rule 144 or other exemption from registration under the Securities Act; (C) they have been bought back and cancelled by the Company; or (D) when all remaining Registrable Securities can be sold pursuant to Rule 144 without limitation.

(b)       Limitation on Demand Registrations. At any time following the expiration of the Transfer Prohibition Period, the Shareholder will be entitled to initiate no more than three (3) Demand Registrations (including Short-Form Registrations permitted pursuant to Section 5.1(c)). No request for registration will count for the purposes of the limitations in this Section 5.1(b) if (i) the Shareholder determines in good faith to withdraw the proposed registration prior to the effectiveness of the prospectus and other documents filed with the SEC to effect a registration under the Securities Act (“Registration Statement”) relating to such request due to marketing conditions (but only if the Shareholder reimburses the Company for all fees with respect thereto) or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within one hundred eighty (180) days of the date such Registration Statement is first filed with the SEC (other than solely by reason of matters relating to the Shareholder) and the Shareholder withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason and the Company fails to have such stop order, injunction or other order of requirement removed, withdrawn or resolved to the Shareholder’s reasonable satisfaction within thirty (30) days of the date of such order or injunction, (iv) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration are not so included pursuant to Section 5.1(d), (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder), or (vi) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration cannot be sold due to the restrictions on Transfer contained in Article IV.

(c)       Short-Form Registrations. Following the expiration of the Transfer Prohibition Period, the Company will, if requested by the Shareholder and the use of such form is then available to the Company, use its commercially reasonable efforts to file a registration statement with the SEC on Form S-3 (including any successor form thereto, “Short Form Registration”) providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415 under the Securities Act. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration.

(d)       Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a Registration Statement, including a Short Form Registration, with respect to a Demand Registration would (i) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Company reasonably be expected to have a material and adverse effect on the Company or its business if made at such time, or (ii) would in the good faith judgment of the Board reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, however, that the Company shall not be permitted to do so (x) more than two (2) times during any twelve (12)-month period or (y) for periods exceeding, in the aggregate, one hundred (100) days during any twelve (12)-month period. In the event the Company exercises its rights under the preceding sentence, the Shareholder agrees to suspend, promptly upon its receipt of the notice referred to above, its use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 5.1(b) and the Company shall, for the avoidance of doubt, pay all Registration Expenses in connection with such registration.

(e)        Selection of Underwriters. If the Shareholder intends that the Registrable Securities covered by its Registration Request shall be distributed by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request. In such event, the lead underwriter to administer the offering will be an Approved Bank chosen by the Shareholder.

(f)        Priority on Demand Registrations. If a Demand Registration involves an underwritten offering and the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Shareholder and (ii) second, any other securities of the Company that have been requested to be so included.

Section 5.2         Piggyback Registrations.

(a)        Right to Piggyback. At any time following the Transfer Prohibition Period, and subject to the restrictions and limitations on transfers contained in Article IV, whenever the Company proposes to register any of its securities (other than a registration statement to be filed on Form S-8 or Form S-4 or any similar form from time to time or registration of shares, securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, lenders or vendors of the Company or in connection with dividend reinvestment plans, each a “Special Registration”) and other than a registration pursuant to Section 5.1, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen (15) Business Days prior to the filing of a Registration Statement with respect to such registration) to the Shareholder of its intention to effect such a registration and, subject to Section 5.2(c), will include in such registration all Registrable Securities of the Shareholder with respect to which the Company has received a written request from the Shareholder for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Notwithstanding anything herein to the contrary, the Company may terminate or withdraw any registration under this Section 5.2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include its Registrable Securities in such registration, and the Company will have no liability to the Shareholder in connection with such termination or withdrawal.  For the avoidance of doubt, a Piggyback Registration shall not be considered a Demand Registration for the purposes of the limitations set forth in Section 5.1(b).

(b)        Underwritten Registration. If the registration referred to in Section 5.2(a) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 5.2(a). In such event, the right of the Shareholder to registration pursuant to this Section 5.2 will be conditioned upon the Shareholder’s (together with the Company’s) entry into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  If the registration referred to in Section 5.2(a) is proposed to be underwritten and is initiated as a primary offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(c)        Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, and (ii) second, other securities of the Company that have been requested to be so included pro rata on the basis of the number of securities requested to be registered by the Shareholder or any other holder of securities.

Section 5.3         Registration Procedures. Subject to Section 5.1(d), whenever the Shareholder requests that any Registrable Securities be registered pursuant to Sections 5.1 or 5.2 of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities under the Securities Act as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a)        prepare and file within sixty (60) days of a request, with the SEC, a Registration Statement with respect to such Registrable Securities, cooperate in all required filings with the Financial Industry Regulatory Authority, Inc. and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided, however, that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to counsel to the Shareholder copies of all such documents proposed to be filed, which documents will be subject to review and comment by such counsel, and the Company will make such reasonable changes to the Registration Statement or any amendments or supplements thereto (including changes to, or the filing of amendments reflecting such changes to, documents incorporated by reference) as may be reasonably requested by the Shareholder subject to the Company’s obligations with respect to such Registration Statement;

(b)        prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than (A) three (3) months, (B) if such Registration Statement relates to an underwritten offering, such longer period as a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (C) one (1) year in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c)        furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (which for purposes of this Agreement shall also include any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d)        register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)        notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)        notify the Shareholder (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(g)       cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)       provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(i)        enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available to participate in “road show” and other customary marketing activities to the extent not unreasonably interfering with the business of the Company);

(j)         make available for inspection by the Shareholder and counsel to the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that it shall be a condition to such inspection and receipt of such information that the inspecting person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(k)        in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(l)        obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(m)      provide customary legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

Section 5.4        Furnishing of Information. As a condition to registering Registrable Securities of the Shareholder, the Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 5.5         Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company and other persons retained by the Company (collectively, “Registration Expenses”), will be borne by the Company. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities of the Shareholder or its Affiliates hereunder and any other expenses required by Law to be paid by the Shareholder will be borne by the Shareholder.

Section 5.6         Holdback. In consideration for the Company agreeing to its obligations under this Agreement, the Shareholder agrees in connection with any registration of Voting Securities (whether or not the Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of Voting Securities, not to effect (other than pursuant to such registration) any public sale or distribution or other Transfer of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period (as defined below). For purposes of this Agreement, “Holdback Period” means, with respect to any registered offering covered by this Agreement, (i) one hundred eighty (180) days, subject to customary “booster shot” provisions, after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Shareholder or (ii) such shorter period as the Company, the Shareholder and the underwriter of such offering, if any, shall agree.

Section 5.7         Registration in Foreign Jurisdictions. If the Company does not list its Voting Securities in the United States and instead lists its Voting Securities in a jurisdiction other than the United States, then the Company and the Shareholder shall negotiate in good faith to enter into such amendments to this Agreement as are necessary to ensure that the Shareholder retains registration rights substantially similar to those granted under this Agreement, as and to the extent permissible under the Laws of such other jurisdiction.

Section 5.8        Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain SEC rules and regulations that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Registrable Securities, the Company agrees to use its reasonable best efforts to take the following actions:

(a)        make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(b)       file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)        furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) and such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

ARTICLE VI

INDEMNIFICATION & CONTRIBUTION

Section 6.1         Indemnification; Contribution.

(a)        The Company shall, and it hereby agrees to, indemnify and hold harmless each Shareholder and its controlled Affiliates and their respective directors, officers, members, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) such Persons, in any offering or sale of the Registrable Securities, from and against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically (but, in any event, within one month of such expenses being incurred) the indemnified Persons for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case only to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Shareholder or its Affiliates expressly for use therein. The Shareholder shall, and hereby agrees, to (A) indemnify and hold harmless the Company, its directors, officers, employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, if any, in any offering or sale of Registrable Securities, against any Claims to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (2) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Shareholder expressly for use therein, and (B) reimburse the Company for any documented legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim. Notwithstanding the foregoing, the Shareholder shall not be liable under this Section 6.1(a) for amounts in excess of the proceeds (net of underwriting discounts and commissions) received by such Shareholder in the offering giving rise to such liability.

(b)       Promptly after receipt by an indemnified Person under Section 6.1(a) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.1(a) may be requested, such indemnified Person shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified Person in respect of such action or proceeding hereunder except to the extent the indemnifying party was materially prejudiced by such failure of the indemnified Person to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified Person. In case any such action or proceeding shall be brought against any indemnified Person, the indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and, after written notice from the indemnifying party to such indemnified Person of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified Person for any legal or any other expenses subsequently incurred by such indemnified Person in connection with the defense thereof other than reasonable and documented out-of-pocket costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving written notice from such indemnified Person that the indemnified Person believes it has failed to do so; (ii) if such indemnified Person who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded (upon advice of competent counsel) that there may be one or more legal or equitable defenses available to such indemnified Person which are not available to the indemnifying party; (iii) if representation of both parties by the same counsel is otherwise inappropriate (in the reasonable opinion of the indemnified Person’s counsel) under applicable standards of professional conduct, or (iv) such action or proceeding seeks an injunction or equitable relief against an indemnified Person or involves actual or alleged criminal activity, then, in any such case, the indemnified Person shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified Persons in each jurisdiction) and the indemnifying party shall be liable for any reasonable and documented out-of-pocket expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified Person with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified Person, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 6.1(a) or Section 6.1(b) (whether or not the indemnified Person is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified Person from all liability in respect of such claim or litigation, does not subject the indemnified Person to any obligations, injunctive relief or other equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified Person.

(c)        The Shareholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 6.1(a) hereof are unavailable to or are insufficient to hold harmless an indemnified Person in respect of any Claims referred to herein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified Person, on the other hand, with respect to statements or omissions that resulted in such Claims. The relative fault of such indemnifying party and indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified Person, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.1(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.1(c). The amount paid or payable by an indemnified Person as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.1(b) hereof) any documented and out-of-pocket legal or other fees or expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Shareholder shall not be required to make a contribution in excess of the proceeds (net of underwriting discounts and commissions) received by such Person from the sale of its Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VII

OTHER RIGHTS AND OBLIGATIONS

Section 7.1         Access to Information.

(a)        Subject to the requirements of applicable Law, the Shareholder shall, and shall cause its representatives and the Shareholder Directors, to keep confidential all information and documents of the Company and its Affiliates obtained by a Shareholder Director in such Shareholder Director’s capacity as a Director unless such information (1) is or becomes publicly available other than as a result of a breach of this Section 7.1(a) by the Shareholder, including by way of actions taken by its representatives or a Shareholder Director; (2) was within the possession of the Shareholder or a Shareholder Director prior to it being furnished such information by or on behalf of the Company on a non‑confidential basis; provided, that the source of such information was not known by the Shareholder, its representatives or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information; or (3) is or becomes available to the Shareholder or a Shareholder Director on a non‑confidential basis from a source other than the Company or any of its representatives; provided, that such source was not known to the Shareholder or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information.  Nothing in this Section 7.1(a) shall prevent the Shareholder Directors, subject to compliance with applicable fiduciary duties, from sharing information with the Shareholder, which information will continue to be covered by the confidentiality provisions of this Section 7.1(a).

(b)       The Shareholder may, at its expense on a business day during normal business hours, with reasonable prior notice to the Company’s management, visit and inspect the Company’s and its Subsidiaries’ properties, examine its books of account and records, and discuss with members of management such company’s affairs, finances, and accounts.  The Company shall provide to the Shareholder copies of the Monthly Accounts within 30 days following the end of each calendar month, and within 45 days following the end of each fiscal half-year and within 45 days following the end of each fiscal year, such other financial information about the Company’s operations as is necessary to permit the Shareholder to prepare the financial disclosures required to satisfy the Shareholder’s disclosure obligations.  For purposes of this Section 7.1(b), “Monthly Accounts” means, to the extent prepared in the ordinary course of business, the Company’s unaudited, consolidated financial statements, including the balance sheets and statements of income and cash flows, for the relevant monthly period, prepared in accordance with IFRS, separately identifying inter-company and related party transactions but not including footnotes.

(c)        The Shareholder hereby acknowledges that as a result of its receipt of information regarding the Company and its Affiliates it may be, or be treated as being, in possession of material non‑public information (which for the purposes of this Section 7.1(c) includes information which could reasonably be expected to have a material effect on the price or value of a company’s securities) and it is aware of and agrees to comply with (and it will procure that its Affiliates and representatives comply with) securities laws in Australia and the United States in relation to that material non‑public information.  In addition, the Shareholder acknowledges that other foreign securities laws may prohibit any person who has received from an issuer material, non‑public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 7.2         Pre-emptive Rights.

(a)       During the period beginning on the date hereof and ending on the date on which the Shareholder Beneficially Owns less than 11,743,750 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities), if the Company issues any additional Voting Securities (an “Additional Issuance"), except for issuances pursuant to (i) any option to acquire Voting Securities, warrant, convertible security or other right to purchase shares of the Company existing at the date of the Transaction Agreement, (ii) any benefit plan or other employee or director plan or arrangement or any awards granted thereunder, (iii) an employee share ownership or purchase plan, or (iv) any share split, share distribution or similar distribution made available to holders of Voting Securities generally (including the Shareholder) (each a “Permitted Issuance”), then during the 30‑day period following the date on which the Company has given the Shareholder written notice of the occurrence of the Additional Issuance, the Shareholder shall be entitled to subscribe for (and the Company must, subject to the Corporations Act, issue), at the then Current Market Price (as defined below) of Class A Shares, up to that number of Class A Shares obtained by calculating, on the third business day (as defined in the Constitution) prior to the closing date of such issue, (1) the product of (A) the quotient of (x) the number of Class A Shares owned by the Shareholder immediately prior to the Additional Issuance divided by (y) the aggregate number of Voting Securities immediately prior to the Additional Issuance and (B) the aggregate number of Voting Securities being issued by the Company in the Additional Issuance and (2) subtracting from such product the number of Class A Shares, if any, issued to, or purchased by, the Shareholder in such Additional Issuance and the number of Voting Securities otherwise acquired by the Shareholder during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such issue.

(b)       For purposes hereof, the “Current Market Price” on the date of the calculation thereof shall be deemed to be the arithmetic average of the volume weighted average price per Class A Share for each of the 30 consecutive Trading Days immediately prior to such date (x) if the Class A Shares are not listed or admitted for trading on any national, international or foreign securities exchange but trades in the Class A Shares are otherwise quoted or reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, as reported by Bloomberg (or in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank), or (y) if the Class A Shares are listed or admitted for trading on any national, international or foreign securities exchange, as reported by such exchange (provided, that if the Class A Shares are listed on more than one national, international or foreign securities exchange, then the national, international or foreign securities exchange with the highest average trading volume for the Class A Shares during the 30 Trading Day period shall be used for such purpose; provided, further, that in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank); provided, however, that in the event that the Current Market Price per share of the applicable Voting Securities is determined during a period following the announcement by the Company of (A) a dividend or distribution on such Voting Securities payable in such Voting Securities or securities convertible into such Voting Securities, or (B) any conversion, subdivision, combination, consolidation, reverse share split or reclassification of such Voting Securities, and the ex‑dividend date for such dividend or distribution, or the record date for such conversion, subdivision, combination, consolidation, reverse stock split or reclassification shall not have occurred prior to the commencement of the requisite 30 Trading Day period, then the Current Market Price shall be properly adjusted to take into account ex‑dividend trading.

(c)        If the Class A Shares are not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by an Approved Bank (as defined below), whose determination shall be conclusive for all purposes.  The term “Trading Day” shall mean a day on which the OTCBB is open for the transaction of business or, if the Class A Shares are listed or admitted to trading on the applicable national, international or foreign securities exchange, a day on which such national, international or foreign securities exchange is open for transaction of business.  For the purposes of this Section 7.2 only, the term “Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to perform such determination and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve-month period.

Section 7.3         Restrictive Covenants.

(a)        For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [●]6 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the Business (as defined in the Transaction Agreement) anywhere in the world (a “Competing Business”): provided that, this Section 7.3 shall not prohibit any Person or any of its Affiliates, directly or indirectly, from:

[6]	To include majority of the underlying shareholders of NTDC.

(i)          having Beneficial Ownership of (A) any Voting Securities or (B) up to and including 4.9% of any class of outstanding securities of any other Person; provided that if the Beneficial Ownership by such Person or any of its Affiliates of the securities of any other Person exceeds 4.9% of any class of outstanding securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, there shall not be deemed to be a breach of this Section 7.3(a)(i) if such first Person or its applicable Affiliate divests or causes the divestiture of an amount of the securities of such second Person necessary for such first Person or its applicable Affiliate to Beneficially Own 4.9% or less of the applicable class of outstanding securities of such second Person within twelve months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii)         conducting the Other Cristal Businesses (as defined in the Transaction Agreement); or

(iii)        acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) 20% of the revenues of the Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate (as defined in the Transaction Agreement) as of the last Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, such Person or its Affiliates may consummate the acquisition of such Acquired Business, provided further that such Person or its applicable Affiliates shall enter into a definitive agreement to divest such Acquired Competing Business within six months following the date on which such Acquired Business was acquired.  If the divestiture of an Acquired Competing Business is required pursuant to this Section 7.3(a)(iii), such Person shall provide notice to Triangle, and such Person shall not, and shall not permit or cause any of its Affiliates to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than 20 Business Days negotiations with Triangle regarding a potential acquisition by Triangle or its Affiliates of such Acquired Competing Business.

(b)       For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [●]7 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee (as defined in the Merger Agreement) to cease his or her employment with Triangle or its Affiliates, as applicable, without the prior written consent of Triangle; provided that the foregoing will not be deemed to prohibit any Person or its Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees.

[7]	To include majority of the underlying shareholders of NTDC.

(c)        The parties hereto acknowledge that (i) the restrictive provisions of this Section 7.3 are material inducement for Triangle to enter into this Agreement and the Transaction Agreement, (ii) Triangle would not enter into this Agreement or the Transaction Agreement without such restrictive provisions and (iii) such restrictive provisions are reasonable and necessary and that Triangle will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, each of the parties hereto agrees that, in addition to any other relief or remedies available to Triangle, Triangle shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court for the purposes of restraining a party hereto from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith.  It is the desire of the parties hereto that the restrictive provisions of this Section 7.3 be enforced to the fullest extent permissible under any applicable Law and public policies applied in each jurisdiction in which enforcement is sought.  If a court declares that any term or provision of Section 7.3 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to (and the parties hereto shall request such court to) reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and Section 7.3 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.4         Matching Rights. If any other Person (the “Other Investor”) who is or becomes a holder of Voting Securities was or is granted rights by the Company as a shareholder of the Company (solely in such capacity) that are (i) within the express scope of the rights granted to the Shareholder pursuant to this Agreement and (ii) more favorable to such shareholder than the rights granted to the Shareholder pursuant to this Agreement, the Company shall, if the Other Investor owns or comes to own fewer Voting Securities than the Shareholder, promptly cause this Agreement to be amended to cause the same rights to be provided to the Shareholder.  In determining whether an Other Investor is granted rights more favorable than the rights granted to the Shareholder under this Agreement, no account shall be taken of any restrictions or obligations to which the Shareholder is subject under this Agreement or to which such Other Investor agrees.

Section 7.5         Tax Cooperation.  During the period beginning on the date hereof and ending on the fourth (4th) anniversary of the date of this Agreement, the Company shall act in accordance with Exhibit A.

ARTICLE VIII

TERM

Section 8.1         Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) the date on which the Shareholder no longer Beneficially Owns at least 7,829,167 Voting Securities (which number shall be adjusted to reflect any consolidation, sub‑division, conversion or similar event affecting the Voting Securities) or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination or expiration of this Agreement, the provisions set forth in Article VI (Indemnification & Contribution), Article IX (Miscellaneous) and in this Article VIII (Term) shall survive such termination, and the provisions set forth in Article V (Registration Rights) shall survive such termination until the first date on which there are no Registrable Securities outstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 9.2         Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except (a) that the Persons indemnified under Article VI are intended third party beneficiaries of Article VI, (b) that Non-Liable Persons are intended third party beneficiaries of Section 9.11 and (c) as otherwise specifically provided in this Agreement.  Except as otherwise expressly provided for or permitted herein, neither this Agreement nor any rights or obligations hereunder shall be assignable without the consent of the other party.

Section 9.3        Amendments; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by each of the parties hereto. Either party hereto may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 9.4         Notices. All notices, requests, consents, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below:

If to the Shareholder:

The National Titanium Dioxide Company Limited
King's Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414
Kingdom of Saudi Arabia
Facsimile:	+966.12.606.9087
Attention:	Legal Department

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones
Fax: (212) 878-8375

If to the Company:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile:	203-705-3703
Attention:	Office of the General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Phone:	(312) 862-2340
Facsimile:	(312) 862-2200
Attention:	R. Scott Falk, P.C.
John Kupiec

and:

Ashurst LLP
181 William Street
Melbourne, VIC 3000 Australia
Phone:	+61 3 9679 3000
Facsimile:	+61 3 9679 3111
Attention:	John Sartori

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in accordance with this Section 9.4.

Section 9.5         Governing Law; Consent to Jurisdiction; Venue.

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)       Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to this Agreement in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum, and (vi) consents to service of process in the manner set forth in Section 9.4. Each of parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.6         Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 9.7         Integration. This Agreement, the Transaction Agreement and the other writings referred to herein and therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  The aforementioned agreements and writings supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

Section 9.8        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, including by e-mail in PDF format (which shall constitute a legal and valid signature for purposes hereof and have the same effect as an original), to the other parties hereto.

Section 9.10      WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 9.11      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, member or employee of the Shareholder or the Company (or any of their respective heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby (or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation), or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 9.12       No Adverse Actions.  Until such time as the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, without the prior written consent of the Shareholder, except as required by applicable Law, the Company shall not take any action to cause the amendment of its Constitution such that any of the rights expressly provided to the Shareholder under this Agreement would be adversely affected.

Further, the Company undertakes that if it is redomiciled following the date hereof, it will use its reasonable best efforts to ensure that the organizational documents of the redomiciled Company incorporate the rights granted to the Shareholder pursuant to this Agreement contained in Section 3.4 (if operative at such time).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

TRONOX LIMITED

By:
Name:
Title:

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:
Name:
Title:

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:
Name:
Title:

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By:
Name:
Title:

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By:
Name:
Title:
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By:
Name:
Title:

[Signature Page to Shareholders Agreement]